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
                                                                                         EXHIBIT 11
                                              CNA FINANCIAL CORPORATION
                                     COMPUTATION OF NET INCOME PER COMMON SHARE

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Period Ended June 30                                      Second Quarter            Six Months
(In millions, except per share data)                    1996         1995        1996        1995
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
Earnings per share:

   Net income (loss).................................  $ 202.1     $ 256.7    $ 531.4     $  409.5
   Less preferred stock dividends....................      1.2         1.9        2.9          3.7
                                                        ------       -----      -----       ------
   Net income (loss) available to common stockholders. $ 200.9     $ 254.8    $ 528.5     $  405.8
                                                        ======       =====      =====       ======
   Weighted average shares outstanding...............     61.8        61.8       61.8         61.8
                                                        ======       =====      =====       ======
   Net income (loss) per common share................  $  3.25     $  4.12    $  8.55     $   6.57
                                                        ======       =====      =====       ======
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